Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Cvent Holding Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation
	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to be Paid	$4,477,497,994.55(1)(2)	0.00011020	$493,420.28(3)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$4,477,497,994.55
Total Fees Due for Filing			$493,420.28
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$493,420.28
(1)
In accordance with Exchange Act Rule 0-11, the maximum number of securities of Cvent Holding Corp. (“Cvent”) to which this transaction applies is estimated, as of April 17, 2023, to be 552,220,952, which consists of (A) 491,516,516 outstanding shares of common stock, $0.0001 par value per share, of Cvent (“Cvent common stock”); (B) 11,606,339 shares of Cvent common stock underlying outstanding RSU awards (as defined herein); (C) Options (as defined herein) to purchase 48,624,741 shares of Cvent common stock entitled to receive the consideration of $4.05 per share (the difference between $8.50 and the weighted average exercise price of $4.45 per share) in connection with the transaction; and (D) 473,356 shares of Cvent common stock that can be purchased under the Cvent ESPP (as defined herein), including through the exercise of purchase rights during the current open offering period and through the conversion of outstanding purchase rights into shares that are cancelled and converted into rights to receive the Merger Consideration (as defined herein).

(2)
In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of April 17, 2023, based on the sum of (A) 503,596,211 shares of Cvent common stock (including 491,516,516 outstanding shares of Cvent common stock, 11,606,339 shares of Cvent common stock underlying outstanding RSU awards and 473,356 shares of Cvent common stock that can be purchased under the Cvent ESPP) multiplied by $8.50 per share; and (B) Options to purchase 48,624,741 shares of Cvent common stock multiplied by $4.05 (the difference between $8.50 and the weighted average exercise price of $4.45 per share).

(3)
In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00011020.